EXHIBIT 3.5
Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CAPITAL MEDICAL CENTER HOLDINGS, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF AUGUST, A.D. 2005, AT 4:03 O’CLOCK P.M.

/s/ Harriett Smith Windsor
Harriet Smith Windsor, Secretary of State

4020383 8100	AUTHENTICATION: 4114782

050699422	Date: 08-25-05

CERTIFICATE OF FORMATION
OF
CAPITAL MEDICAL CENTER HOLDINGS, LLC
Under Section. 18-201 of the
Delaware Limited Liability Company Act
     FIRST: The name of the limited liability company is Capital Medical Center Holdings, LLC (the “Company”).
     SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of August 24, 2005.

By:	/s/ Dora A. Blackwood
Dora A. Blackwood Authorised Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS DELIVERED 04:14 PM 08/24/2005 FILED 04:03 PM 08/24/2005 SRV 050699422 — 4020383 FILE